QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.5

Consent of DeGOLYER and MacNAUGHTON

April 6, 2007

Cimarex Energy Co.
1700 Lincoln Street, Suite 1800
Denver, CO 80203-4518

Ladies and Gentlemen:

        We consent to the references to DeGolyer and MacNaughton; to references to our reviews of proved oil and gas reserves for the years ended December 31, 2006, and December 31, 2005, of Cimarex Energy Company (Cimarex) presented in our letter reports dated January 25, 2007, and January 26, 2006, respectively; and to the incorporation of information contained in our letter report dated January 25, 2007, in the Form S-3 Registration Statement of Cimarex (the Registration Statement) to be filed during April 2007 under the headings "Summary reserve, production and operating data," "Our proved reserve estimates may be inaccurate and future net cash flows are uncertain," "Properties—Oil and gas properties and reserves," "Experts," and "Notes to Consolidated Financial Statements—Oil and Gas Reserve Information (Unaudited)." However, since the estimates of reserves set forth in our letter report dated January 26, 2006, have been combined with reserves estimates of other petroleum consultants, we are necessarily unable to verify the accuracy of the reserves estimates for the year ended December 31, 2005, contained in the aforementioned Registration Statement.

Very truly yours,
/s/ DEGOLYER AND MACNAUGHTON DeGOLYER and MacNAUGHTON

QuickLinks

Consent of DeGOLYER and MacNAUGHTON